Exhibit 99.4

     [Letterhead]

Report of Independent Accountants

Dayton Hudson Corporation,
its Officers and Directors
    and
Dayton Hudson Receivables Corporation,
its Officers and Directors
As Transferor
    and
Retailers National Bank,
its Officers and Directors
As Servicer
    and
Norwest Bank, National Association
As Trustee

    We have audited, in accordance with auditing standards generally accepted in the United States, the statements of financial condition of Retailers National Bank ("the Bank"), as of December 31, 1999 and 1998 and the related statements of income, stockholders' equity and cash flows for the years then ended and have issued our report thereon dated January 24, 2000.

    Our audit, referred to in the preceding paragraph, included procedures applied to the documents and records relating to the servicing of credit card receivables under the Dayton Hudson Credit Card Master Trust Pooling and Servicing Agreement ("the Pooling and Servicing Agreement") dated as of September 13, 1995. Our procedures were as follows:

    Documents and records relating to the servicing of credit card receivables under the Pooling and Servicing Agreement:

1.
Using an audit software application applied to the servicing portfolio as of November 4 through November 7, 1999 (based on billing cycles), we clerically tested the summarization of credit card receivables by credit card label, by billing cycle, individually and in total for a sample of periods in 1999 through November 30, 1999.

2.
We documented the process of sales that generate credit card receivables and tested the related controls. Per subsequent inquiry of Dayton Hudson Corporation and Bank management, we were informed that no significant changes occurred in the related systems, controls or process through our report date.

3.
We confirmed a sample of 131 credit card receivables as of October 31, 1999. Three responses noting differences were appropriately resolved by Ernst & Young.

4.
We selected a sample of 25 accounts which had an amount shown as finance charges as of a billing cycle prior to November 30, 1999. We recalculated the finance charges for the applicable billing cycle by using the beginning balance from the previous cycle, average daily balance, and all transactions occurring in the billing cycle. We compared the recalculated finance charge to the corresponding amounts shown on the customer billing statement.

5.
We read documentation of Internal Audit's procedures related to new account application and set-up processes, portfolio management, fraud, remittance processing, monthly statement processing,

  account maintenance, collections, and credit card receivables curing. We also examined documentation of the write-off practices to determine compliance with applicable Office of the Comptroller of the Currency regulations and generally accepted accounting principles.

6.
We documented the process of preparing the migration analysis to support the allowance for credit losses. We performed clerical tests of the underlying formulas and traced aging information to supporting cycle documentation. We also assessed the adequacy of the allowance for credit losses.

7.
We analytically reviewed allowance-related ratios (e.g., allowance as a percentage of total credit card receivables, year-to-date write-offs as a percentage of the allowance, year-to-date write-offs as a percentage of average loan balances) comparing the ratios for the periods referred to in the introductory paragraph of this letter.

    The results of the procedures described above provided satisfactory evidential matter for the purposes of our audit of the financial statements, referred to in the introductory paragraph of this letter, taken as a whole.

    This report is intended solely for the use of the specified users listed above and should not be used by those who have not agreed to the procedures and taken responsibility for the sufficiency of the procedures for their purposes. However, this report is a matter of public record, as a result of inclusion as an exhibit to the Annual Report on Form 10-K filed by Dayton Hudson Receivables Corporation on behalf of the Trust, and its distribution is not limited.

Very truly yours,
/s/ Ernst & Young LLP

January 24, 2000